Exhibit 10.16

Amendment to Sublease

This Amendment to Sublease is entered into by and between Rambus, Inc. and Bridgespan, Inc. this 25th day of March, 2002 and amends that certain sublease (the “Sublease”) dated May 8, 2000 by and between RAMBUS INC., a Delaware corporation, (“Tenant”), and MUSE PRIME SOFTWARE, INC., a Delaware corporation (“Sublessee”) as follows:

1.	The terms of paragraph 4 of the Sublease shall be amended in their entirety to read as follows:

Rent: Sublessee shall pay monthly to Sublessor as Base Rent for the Subleased Premises the following amounts for the time periods indicated:

Months	Amount
3/1/02-2/28/03	$112,000
3/1/003-2/38/04	$142,000
3/1/04-2/28/05	$180,000

2.	The terms of paragraph 5 of the Sublease shall be amended in their entirety to read as follows:

Letter of Credit: Prior to execution of this Amendment to Sublease, Sublessee shall deliver to Sublessor an irrevocable Letter of Credit in the amount of four million dollars ($4,000,000) acceptable to Sublessor, in its sole discretion. Annually, on the first day of March (commencing March 1, 2003) and provided that Sublessee is not then in breach of the Sublease and has not been in breach of the Sublease over the past year, the Letter of Credit shall be reduced as follows: on March 1, 2003 to $2,800,000; on March 1, 2004 to $1,300,000. Such Letter of Credit shall remain in force until at least thirty (30) days after the expiration of the term of this Sublease. The term “Letter of Credit” shall include any replacement or renewal Letter of Credit. Upon issuance of the Letter of Credit to Sublessor, Sublessor may draw against the Letter of Credit if (a) Sublessee is in default of any term, provision, covenant or condition of this sublease, provided that Sublessor has given written notice to Sublessee under the terms of this sublease and the applicable period of cure (if any) under this sublease for such default has expired and the default of Sublessee has not been cured or (b) Sublessee shall fail to deliver or cause to be delivered to Sublessor any renewal or replacement Letter of Credit required under this Paragraph 5 not later than thirty (30) days prior to the date of expiration of the Letter of Credit then held by Sublessor.

3.	A new paragraph shall be added to the Sublease as follows and shall be numbered paragraph 19:

Additional Default Rights of Sublessor.    If Sublessee defaults under this Sublease, then Sublessor shall have the right to re-enter and take possession of the Subleased Premises and terminate Sublessee’s interest under this sublease. Except with respect to a default by Sublessee of sublessee’s obligation to pay Rent, if Sublessee’s default causes Sublessor to default under the Master Lease, Sublessee shall defend, indemnify and hold Sublessor harmless from all damages, costs (including reasonable attorneys’ fees), liability, expenses or claims relating to such default. If Sublessee fails to perform any of its obligations under the Master Lease (as incorporated herein) and Sublessor performs such obligations to prevent or cure a default thereunder, Sublessee shall immediately reimburse Sublessor for all of Sublessor’s costs and expenses incurred by Sublessor in performing Sublessee’s obligations, together with interest on those sums at the maximum rate permitted by law. The foregoing rights of Sublessor are in addition to Sublessor’s rights under Paragraph 13.2 of the Master Lease as incorporated herein.

4.	Paragraph 17 of the Sublease shall be amended in its entirety as follows:

Subleasing.    Sublessee shall have the right to sublease the Subleased Premises during the term of this Sublease, pursuant to the terms of the Master Lease with the following exceptions. Any and all payments and/or other consideration paid by a sub-sublessee to Sublessee in excess of Sublessee’s obligations to Sublessor shall be paid to Sublessor (or in the case of a sub-sublease of a portion of the Subleased Premises, then in excess of such amount fairly allocable to the sub-sublet portion of the Subleased Premises). Any Sublease shall be at market rate. In the event of any attempt to sub-sublease any portion of the Subleased Premises, then Sublessor may elect, at its option, to recapture that portion of the Subleased Premises.

Notwithstanding the above, the existing sub-sublease from Bridgespan to Packet Design Management Company, LLC (“Packet Design Sublease”) shall not be subject to the terms of this Amendment to Sublease. However, in the event that the Packet Design Sublease is extended, the sub-sublessee holds over or a new sub-sublease is executed for some or all of the premises that are the subject of the Packet Design Sublease – either with Packet Design or some other person or entity – then the terms of this Amendment to Sublease shall apply.

5.	Successor in Interest. It is agreed that Bridgespan, Inc. is the successor in interest of Muse Prime Software, Inc.

6.	Consent of Master Landlord. This Amendment to Sublease is subject to the approval of Master Landlord and is null and void in the event such approval is not

forthcoming,	in which case the parties shall continue under the terms of the Sublease.

7.	Except as otherwise stated herein, all other terms of the Sublease shall remain in full force and effect.

It is so agreed.

Dated: 25 March ’02 BRIDGESPAN, INC.

/s/ Phillip Weaver
By: Phillip Weaver
Its: CFO

Dated: 3-25-02 RAMBUS, INC.

/s/ Ed Larsen
By: Ed Larsen
Its: SR VP